Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Reports Sharply Higher First Quarter Results

Summary
●	First quarter comparable earnings per diluted share of 58 cents, vs. 43 cents in 2010, an increase of 35 percent with comparable EBIT up 57 percent year over year to $208 million
●

Earnings improvement driven by improved profitability in every business, strong performance from newly acquired businesses and improved volumes in all of Ball’s beverage and food & household products businesses

●	Aerospace contracted backlog increased to more than $1 billion
●	Full-year free cash flow expected to be at least $400 million after growth capital of approximately $300 million

BROOMFIELD, Colo., April 28, 2011—Ball Corporation [NYSE:BLL] today reported first quarter net earnings attributable to Ball Corporation of $91.3 million, or 53 cents per diluted share, on sales of $2 billion, compared to $79.3 million, or 42 cents per diluted share, on sales of $1.6 billion in the first quarter of 2010. Comparable earnings per share, which exclude the impact of the previously announced closing of a metal beverage can plant in California and other business consolidation costs and discontinued operations, were 58 cents, an increase over 43 cents a year ago.

“Momentum from our strong results in 2010 continues into 2011 as we leverage our considerable strengths to grow with our customers in both mature and emerging markets. Our overall strong volume growth in each of our businesses, the impact of the consolidation of our Brazilian joint venture, the acquisitions of our North American slug and European extruded aluminum aerosol businesses and Chinese beverage can joint venture, growth in our aerospace segment and excellent operating performance across all of our businesses contributed to Ball’s first quarter results,” said John A. Hayes, president and chief executive officer. “Looking forward, we continue to invest in our businesses to meet the increasing demand for our products and to position Ball for growth now and in the future.”

Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

“Our capital projects are on schedule and on budget as we optimize our existing manufacturing footprint in mature markets, and invest in emerging markets for growth to maintain our sizeable position,” said Raymond J. Seabrook, executive vice president and chief operating officer, global packaging. “Combined with prior actions around capacity realignment, balancing our supply with demand, and excellent productivity improvements, these results highlight the improved profitability that we expect in our business.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $115.6 million in the first quarter on sales of $1 billion, compared to $74 million on sales of $774.4 million in the first quarter of 2010. Mid single-digit volume improvement in North America, double digit volume increases in Brazil and China and the consolidation into the segment of the company’s Brazilian joint venture results led to significantly improved segment performance.

During the quarter, Ball successfully started up a second production line in the company’s Tres Rios, Brazil, plant, and announced plans to build a fourth beverage packaging plant in Brazil and a joint venture metal beverage can plant in Vietnam. Both new plants are expected to start up during the first half of 2012 and their output is contracted under long-term agreements.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, comparable segment results in the quarter were operating earnings of $53.1 million on sales of $443 million, compared to $35 million on sales of $367.5 million in 2010.

  Mid single-digit volume growth, the smooth integration of an extruded aluminum aerosol business acquired in January, the continued recovery of the beverage can in Germany and excellent operating performance contributed to improved results. The company is accelerating investments in its newly acquired extruded aluminum aerosol business in 2011 to meet demand for those packages. Also during the quarter, Ball completed the relocation and successful start up of a beverage can line from a planned plant in Poland to its existing Belgrade, Serbia, plant.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results in the quarter were operating earnings of $39.8 million on sales of $344.7 million, compared to $21.7 million in 2010 on sales of $285.4 million.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

    The favorable impact of inventory holding gains, improved aerosol volumes and product mix and continued excellent operational performance and cost controls were partially offset by seasonally weaker food can volumes. The extruded aluminum slug business acquired in July 2010 also contributed favorably to the segment’s results.

Aerospace and Technologies

Aerospace and technologies segment results were operating earnings of $18.7 million on sales of $191.2 million in the quarter, compared to $13.5 million on sales of $165 million in 2010. Backlog at the end of the quarter was $1 billion.

    Strong performance from the fourth quarter of 2010 continued into 2011. During the first quarter, the Space Based Space Surveillance satellite reached a critical milestone when satellite control authority was turned over to the 1st Space Operations Squadron, 50th Operations Group.

Outlook

“During the first quarter, our company completed a 2-for-1 split of Ball’s stock and increased our dividend by 40 percent,” said Scott C. Morrison, senior vice president and chief financial officer. “As we said in January, we expect full-year free cash flow to be at least $400 million assuming approximately $500 million of capital expenditures, of which approximately $300 million is for growth projects, and we intend to return it to our shareholders primarily through buy back of our shares. In the first quarter, we acquired a net $150 million of Ball stock.”

“The company is on track to have a another excellent year in 2011,” Hayes said, “and the investments we are making this year will broaden our product portfolio and expand our businesses into new markets to position Ball for continued growth over the long term. We are committed to achieving our long-term goal of 10 to 15 percent earnings growth per year.”

Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2010 sales of more than $7.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details

Ball Corporation will hold its regular quarterly conference call on the company’s first quarter 2011 results today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-736-4610. International callers should dial 212-231-2919. Please use the following URL for a webcast of the live call: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=3927994

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 11 a.m. Mountain Time (1 p.m. Eastern) on May 5, 2011. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21518170. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at http://www.ball.com in the investors section under “presentations.”

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at http://www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financials (March 2011)

Unaudited Condensed Consolidated Statements of Earnings

	Three months ended
($ in millions, except per share amounts)	April 3, 2011	March 28, 2010

Net sales	$2,011.2	$1,592.3

Costs and expenses

Cost of sales (excluding depreciation and amortization)	(1,630.7)	(1,318.2)
Depreciation and amortization	(73.6)	(62.7)
Selling, general and administrative	(99.4)	(79.3)
Business consolidation and other activities	(13.5)	0.5

	(1,817.2)	(1,459.7)

Earnings before interest and taxes	194.0	132.6

Interest expense	(46.5)	(33.9)
Earnings before taxes	147.5	98.7
Tax provision	(48.0)	(20.9)
Equity in results of affiliates	–	4.7

Net earnings from continuing operations	99.5	82.5

Discontinued operations, net of tax	(1.3)	(3.1)

Net earnings	98.2	79.4

Less net earnings attributable to noncontrolling interests	(6.9)	(0.1)

Net earnings attributable to Ball Corporation	$91.3	$79.3

Earnings per share:

Basic–continuing operations	$0.55	$0.44
Basic–discontinued operations	(0.01)	(0.02)
Total basic earnings per share	$0.54	$0.42

Diluted–continuing operations	$0.54	$0.44
Diluted–discontinued operations	(0.01)	(0.02)
Total diluted earnings per share	$0.53	$0.42

Weighted average shares outstanding (000s):

Basic	169,189	186,106
Diluted	172,921	188,876

Condensed Financials (March 2011)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
($ in millions)	April 3, 2011	March 28, 2010

Cash Flows From Operating Activities:

Net earnings	$98.2	$79.4
Discontinued operations, net of tax	1.3	3.1
Depreciation and amortization	73.6	62.7
Business consolidation and other activities	10.9	(0.5)
Income taxes	30.2	(3.8)
Changes in working capital	(306.8)	(432.7)
Other	19.8	13.6

Cash provided by (used in) continuing operating activities	(72.8)	(278.2)
Cash provided by (used in) discontinued operating activities	(1.6)	6.2

	(74.4)	(272.0)

Cash Flows From Investing Activities:

Additions to property, plant and equipment	(95.0)	(33.3)
Business acquisition	(295.2)	–
Other	6.0	(11.3)

Cash provided by (used in) continuing investing activities	(384.2)	(44.6)
Cash provided by (used in) discontinued investing activities	–	(3.7)

	(384.2)	(48.3)

Cash Flows From Financing Activities:

Changes in borrowings, net	657.9	633.5
Issuances (purchases) of common stock, net	(150.6)	(119.7)
Dividends	(11.7)	(9.2)
Other	2.4	(6.4)

Cash provided by (used in) continuing financing activities	498.0	498.2

Effect of exchange rate changes on cash	1.7	2.9

Change in cash	41.1	180.8
Cash–beginning of period	152.0	210.6
Cash–end of period	$193.1	$391.4

Condensed Financials (March 2011)

Unaudited Condensed Consolidated Balance Sheets

($ in millions)	April 3, 2011	March 28, 2010

Assets

Cash and cash equivalents	$193.1	$391.4
Receivables, net	1,079.6	985.9
Inventories, net	1,245.7	952.5
Deferred taxes and other current assets	196.0	189.0
Assets held for sale	–	403.4
Total current assets	2,714.4	2,922.2

Property, plant and equipment, net	2,217.0	1,683.4

Goodwill	2,320.2	1,937.4

Other assets, net	531.4	492.7

Total assets	$7,783.0	$7,035.7

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$320.0	$875.7
Payables and other accrued liabilities	1,363.4	1,110.5
Liabilities held for sale	–	56.8
Total current liabilities	1,683.4	2,043.0

Long-term debt	3,197.3	2,317.9

Other long-term liabilities	1,220.0	1,162.4

Shareholders’ equity	1,682.3	1,512.4

Total liabilities and shareholders’ equity	$7,783.0	$7,035.7

Notes to Condensed Financials (March 2011)

1. Business Segment Information

	Three months ended
($ in millions)	April 3, 2011	March 28, 2010

Sales–

Metal beverage packaging, Americas & Asia	$1,032.3	$774.4
Metal beverage packaging, Europe	443.0	367.5
Metal food & household packaging, Americas	344.7	285.4
Total packaging operations	1,820.0	1,427.3
Aerospace & technologies	191.2	165.0

Net sales	$2,011.2	$1,592.3

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$115.6	$74.0
Business consolidation activities	(10.9)	0.5
Total metal beverage packaging, Americas & Asia	104.7	74.5

Metal beverage packaging, Europe	53.1	35.0
Business consolidation activities	(2.6)	–
Total metal beverage packaging, Europe	50.5	35.0

Metal food & household packaging, Americas	39.8	21.7
Total packaging operations	195.0	131.2
Aerospace & technologies	18.7	13.5
Segment earnings before interest and taxes	213.7	144.7

Undistributed corporate costs	(19.7)	(12.1)

Earnings before interest and taxes	$194.0	$132.6

Notes to Condensed Financials (March 2011)

2. Material Business Consolidation Activities and Other Significant Nonoperating Items

In January 2011, Ball announced plans to close its Torrance, California, beverage can manufacturing plant; relocate a 12-ounce can line from the Torrance plant to its Whitby, Ontario, plant; and expand specialty can production in its Fort Worth, Texas, plant. The company recorded a charge of $10.5 million ($6.4 million after tax) during the first quarter of 2011 in connection with these activities.

Also in January 2011, the company acquired Aerocan S.A.S. for euro 221.7 million ($295.2 million) in cash and assumed debt. Aerocan is a leading European manufacturer of extruded aerosol containers and the aluminum slugs used to make them. During the first quarter, the company recorded transaction costs of $2.6 million ($1.7 million after tax) related to the acquisition.

In connection with the sale of the plastic packaging, Americas, business in August 2010, the company has reported discontinued operations as detailed in the following table.

	Three months ended
($ in millions)	April 3, 2011	March 28, 2010

Net sales	$–	$113.9

Earnings from operations	$–	$(2.0)
Gain (loss) on sale of business	(0.8)	–
Business consolidation activities	(1.3)	(2.9)
Tax benefit	0.8	1.8
Discontinued operations, net of tax	$(1.3)	$(3.1)

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended
($ in millions, except per share amounts)	April 3, 2011	March 28, 2010

Net earnings attributable to Ball Corporation, as reported	$91.3	$79.3
Discontinued operations, net of tax	1.3	3.1
Business consolidation activities, net of tax	8.4	(0.3)

Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$101.0	$82.1
Per diluted share before above transactions	$0.58	$0.43

A summary of the effects of the above transactions on earnings before interest and taxes follows:

	Three months ended
($ in millions)	April 3, 2011	March 28, 2010

Earnings before interest and taxes as reported	$194.0	$132.6
Business consolidation activities	13.5	(0.5)
EBIT before above transactions	$207.5	$132.1

Ball’s management segregates the above comparable items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited condensed consolidated statements of earnings. Non-U.S. GAAP measures should not be considered in isolation.